Exhibit 99.1

Theravance Biopharma

Reports Phase 3 CYPRESS Study Did Not Meet Primary Endpoint;

Board Accelerates Strategic Review and Announces Cost Reduction Actions

•	Phase 3 CYPRESS study did not meet the primary endpoint, the OHSA Composite Score, a patient reported outcome (PRO)
•	Cash of $326.5 million at Q4 2025 (no debt); approximately $400 million expected at end of Q1 2026 including receipt of 2025 milestones; Theravance highly confident in achieving $100 million 2026 TRELEGY milestone[1]
•	Strategic Review Committee accelerating ongoing efforts to evaluate alternatives to maximize shareholder value
•	Organizational restructuring to reduce cost base by approximately 60% (or approximately $70 million); expected to result in the Company generating approximately $60 - $70 million of annualized cash flow
•	Streamlined portfolio focused on YUPELRI®, a growing product to treat COPD with durable cash-flow generation and long-dated intellectual property protection in the U.S. into 2039; FY 2025 net sales $266.6 million recognized by Viatris (+12% YoY)[2]

DUBLIN, IRELAND – March 3, 2026 – Theravance Biopharma, Inc. (“Theravance Biopharma” or the “Company”) (NASDAQ: TBPH) today announced topline results from the Phase 3 CYPRESS study evaluating the efficacy and safety of ampreloxetine in patients with symptomatic neurogenic orthostatic hypotension (nOH) due to multiple system atrophy (MSA), a rare disease. The study did not meet its primary endpoint in the Orthostatic Hypotension Symptom Assessment (OHSA) composite score. As a result of this outcome, the Company has decided to wind down the ampreloxetine program.

In connection with this announcement, the Strategic Review Committee of the Theravance Biopharma Board of Directors (the “Committee”) is accelerating its ongoing review of alternatives to maximize value for shareholders. Since its formation in 2024, the Committee has been working on an ongoing basis with Lazard, its independent financial advisor, to evaluate opportunities available to the Company, including under multiple potential outcomes for the CYPRESS study. Building upon this work, the Committee will act with urgency to evaluate a broad range of value maximizing and tax efficient alternatives, including but not limited to a sale of the company. There can be no assurance that the Committee’s strategic review process will result in any transaction. Theravance Biopharma does not intend to disclose further developments on this review process unless and until it determines that such disclosure is appropriate or necessary.

1 Payments from Royalty Pharma (RP) will be triggered if RP receives certain minimum royalty payments from GSK based on TRELEGY global net sales.

2 In the U.S., Viatris is leading the commercialization of YUPELRI, and the Company co-promotes the product under a profit and loss sharing arrangement (65% to Viatris; 35% to the Company).

While the Committee accelerates its review, Theravance Biopharma is implementing an organizational restructuring to streamline costs and align its resources with its commercial focus on YUPELRI®. The restructuring will involve winding down the R&D function and significantly reducing the G&A function. The restructuring is expected to reduce operating expenses by approximately 60%, relative to 2025 preliminary actuals of approximately $110 million. The full run-rate cost savings of approximately $70 million are expected to fully materialize in the third quarter of 2026.

Together, the cost savings from the restructuring and continued sales from YUPELRI® are expected to result in the Company generating approximately $60 to $70 million of annualized cash flow, starting in Q3 2026. This cash flow projection is comprised of an estimated $45 to $55 million of Income from Operations (excluding non-cash share-based compensation) and projected Interest and Other Income, and does not include potential income from the $100 million TRELEGY milestone.

Following the decision to wind down the ampreloxetine program, the Company's sources of value include approximately $400 million of expected cash at the end of Q1 2026, a 35% interest in YUPELRI® that generates durable cash flow, and the potential TRELEGY milestone payment, as well as Irish tax attributes.

“We are disappointed that ampreloxetine did not meet the primary endpoint in the CYPRESS study. These results are particularly disheartening for the patients who are suffering from this rare disease and were hoping for a new treatment option and for the employees who dedicated years of work to this program. I want to sincerely thank the patients, caregivers, investigators, and our team for their commitment and contributions to this effort,” said Rick E Winningham, Chief Executive Officer of Theravance Biopharma. “Given these results, we are taking decisive steps to restructure the organization and significantly reduce our cost base, which we expect will allow YUPELRI® to drive meaningful and sustainable cash flow for the company. With a profitable commercial product, an expected cash balance of approximately $400 million at the end of the first quarter of 2026, and the anticipated $100 million TRELEGY milestone in 2026, we continue to have a strong set of assets.”

“Consistent with our commitment to act in the best interests of the Company and its shareholders, and alongside the organizational restructuring actions we announced today, the Strategic Review Committee is accelerating its ongoing evaluation of value maximizing strategic alternatives,” said Susannah Gray, independent Chair of the Board and Chair of the Strategic Review Committee. “The Committee was established with a clear mandate to deliver maximum value to Theravance Biopharma shareholders, and over the last year and a half, has been actively engaged in overseeing that the Company’s strategy delivers on this objective, including with the $225 million sale of our remaining royalty interest in TRELEGY in 2025. Today, Theravance Biopharma has a cash-generative commercial asset, strong balance sheet and sizable near-term milestone payout opportunity, and the Committee is squarely focused on acting with urgency and discipline to ensure that we achieve the best outcome for shareholders.”

Phase 3 CYPRESS Topline Data Study Results

In the Phase 3 CYPRESS study, the primary endpoint, the change in OHSA composite score at Week 8 during the double-blind randomized withdrawal period, was not statistically significant. Similar trends were observed in the secondary endpoints at week 8. Changes in blood pressure, heart rate and norepinephrine levels confirmed a consistent pressor effect and reaffirmed ampreloxetine’s biological activity. Ampreloxetine was generally well tolerated, with safety findings consistent with prior studies, including no signal of worsening of supine hypertension.

As the Company proceeds with the orderly wind down of the ampreloxetine program, it will complete additional analyses of the CYPRESS dataset and Phase 3 program, in consultation with external experts, to assess whether the data merits further regulatory discussion. This assessment is intended to provide the Committee with additional clarity regarding any remaining value in ampreloxetine for Theravance shareholders. There can be no assurance that any additional regulatory engagement will occur.

Organizational Restructuring

The restructuring is expected to impact approximately 50% of the overall workforce. This reduction includes the complete wind-down of the R&D organization and a decrease of approximately 50% in G&A employees. These actions will be implemented over the next two quarters, and the Company expects to incur approximately $5 to $7 million in one-time cash severance costs related to these actions.

Additional Company Highlights

YUPELRI® (revefenacin) inhalation solution, the first and only once-daily, nebulized LAMA (long-acting muscarinic antagonist) bronchodilator approved in the U.S. for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD):

•	Quarterly U.S. net sales of $70.6 million in Q4 2025, increasing 6% year-over-year (YoY) (Q4 2025 vs Q4 2024)[3].
•	Annual U.S. net sales of $266.6 million, increasing 12% year-over-year (YoY) (FY 2025 vs FY 2024) triggering $25 million sales-based milestone from VIATRIS with cash received in January 2026.

TRELEGY

•	GSK reported FY 2025 global TRELEGY net sales of approximately $3.91 billion[4], meeting the threshold for a $50 million milestone from Royalty Pharma, with cash received in February 2026.
•	Company expects FY 2026 global net sales of at least approximately $3.51 billion, which will trigger an additional $100 million milestone from Royalty Pharma.

3 In the U.S., Viatris is leading the commercialization of YUPELRI, and the Company co-promotes the product under a profit and loss sharing arrangement (65% to Viatris; 35% to the Company).

4 GSK-reported Net Sales in USD.

Financial Position

•	Cash totaled $326.5 million as of December 31, 2025, with no debt.
•	The Company received a $25 million YUPELRI® U.S. sales milestone from Viatris in January 2026 and a $50 million TRELEGY milestone from Royalty Pharma in February 2026.
•	After receiving the TRELEGY and YUPELRI® milestones in Q1 2026, the Company expects to have approximately $400 million in cash at the end of Q1 2026.
•	The Company also benefits from approximately $2.6 billion of Irish tax attributes.

About Ampreloxetine

Ampreloxetine, an investigational, once-daily norepinephrine reuptake inhibitor in development for the treatment of symptomatic neurogenic orthostatic hypotension (nOH) in patients with multiple system atrophy (MSA).

About CYPRESS (Study 0197), a Phase 3 Study

Study 0197 (NCT05696717) is a registrational Phase 3, multi-center, randomized withdrawal study to evaluate the efficacy and durability of ampreloxetine in participants with MSA and symptomatic nOH after 20 weeks of treatment; the primary endpoint of the study is change in the Orthostatic Hypotension Symptom Assessment (OHSA) composite score. Secondary endpoints include change from baseline in Orthostatic Hypotension Daily Activity Scale (OHDAS) composite score, OHDAS item 1 (activities that require standing for a short time) and OHDAS item 3 (activities that require walking for a short time).

About Theravance Biopharma

Theravance Biopharma, Inc.’s focus is to deliver Medicines that Make a Difference® in people’s lives. In pursuit of its purpose, Theravance Biopharma leverages decades of expertise, which has led to the development of FDA-approved YUPELRI® (revefenacin) inhalation solution indicated for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD). The Company is committed to creating/driving shareholder value.

For more information, please visit www.theravance.com.

THERAVANCE BIOPHARMA®, THERAVANCE® and the Cross/Star logo are registered trademarks of the Theravance Biopharma group of companies (in the U.S. and certain other countries).

YUPELRI® is a registered trademark of Mylan Specialty L.P., a Viatris company. Trademarks, trade names or service marks of other companies appearing in this press release are the property of their respective owners.

Preliminary Financial and Operating Results

The financial information in this press release is preliminary, unaudited, based on currently available information, and subject to adjustment in the final financial statements to be filed with the Company's Annual Report on Form 10-K for the year ended December 31, 2025. The preliminary results set forth above reflect preliminary, unaudited estimates based solely on currently available information, which is subject to change. Such preliminary results are subject to the finalization of year-end financial and accounting procedures. While carrying out such procedures, the Company may identify items that would require it to make adjustments to the preliminary estimates of financial results set forth herein. As a result, the Company’s actual financial results could differ from the information set forth herein and such differences could be material. Moreover, preliminary and estimated financial results should not be viewed as a substitute for the Company’s full annual financial statements for the year ended December 31, 2025, which will be prepared in accordance with U.S. GAAP.

Forward-Looking Statements

This press release contains certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, expectations and future events. Theravance Biopharma intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to: the Company’s expectations regarding its future profitability, expenses and uses of cash, the Company’s goals, designs, strategies, plans and objectives, future growth of YUPELRI sales and future royalty payments, the winddown of the Company’s ampreloxetine program and R&D function and significant reduction of its G&A function, the consideration of strategic alternatives for the Company, the ability to provide value to shareholders, the Company’s regulatory strategies, data regarding our investigational therapy, the status of patent infringement litigation initiated by the Company and its partner against certain generic companies in federal district courts, and contingent milestone payments due to the Company from the sale of the Company’s TRELEGY royalty interests. These statements are based on the current estimates and assumptions of the management of Theravance Biopharma as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance Biopharma to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: factors that could increase the Company’s expenses beyond its expectations and any factors that could adversely affect its profitability, whether the TRELEGY milestone thresholds will be achieved, delays or difficulties in winding down clinical studies, the potential that results from analysis of clinical or non-clinical studies indicate the Company’s product candidates or product are unsafe, ineffective or not differentiated, risks of decisions from regulatory authorities that are unfavorable to the Company, delays or failure to achieve and maintain regulatory approvals for product candidates, the timing of any potential strategic transaction with respect to the Company, if at all, risks of collaborating with or relying on third parties to discover, develop, manufacture and commercialize products, and risks associated with establishing and maintaining sales, marketing and distribution capabilities with appropriate technical expertise and supporting infrastructure, the ability of the Company to protect and to enforce its intellectual property rights, volatility and fluctuations in the trading price and volume of the Company’s shares, and general economic and market conditions. Other risks affecting Theravance Biopharma are in the Company's Form 10-Q filed with the SEC on November 12, 2025, and other periodic reports filed with the SEC. In addition to the risks described above and in Theravance Biopharma’s filings with the SEC, other unknown or unpredictable factors also could affect Theravance Biopharma’s results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance Biopharma assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Contact:

investor.relations@theravance.com

650-808-4045